Exhibit 10.1

Procera Networks, Inc. | 100-C Cooper Court | Los Gatos, CA 95032
p. 408-890-7100 | f. 408-354-7211 | www.proceranetworks.com

September 12, 2008

Via Hand-Delivery

David E. Stepner
c/o Procera Networks, Inc.
100C Cooper Court
Los Gatos, CA 95032

Re:  Separation and Consulting Agreement

Dear David:

This letter sets forth the terms and conditions of the separation and consulting agreement (the “Agreement”) that Procera Networks, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.            Separation Date.  Your last day of employment with the Company will be October 1, 2008 (the “Separation Date”).

2.            Accrued Salary and Vacation.  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments by law.

3.            Health Insurance.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  You will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws on or after the Separation Date.

4.            Expense Reimbursement.  You shall submit, within ten (10) days after the Separation Date, expense reports to the Company seeking reimbursement for any business expenses incurred through the Separation Date.  The Company will reimburse you for these business expenses, pursuant to its standard policies and practices.

5.            Consulting Relationship.  If you timely sign, date and return this Agreement to the Company, and allow the releases contained herein to become effective, and you fully comply with your obligations under this Agreement, the Company will engage you as a consultant, and you hereby agree to serve as a consultant, under the following terms and conditions (the “Consulting Relationship”).

(a)           Consulting Period.  The Consulting Relationship shall commence on the first day following the Separation Date and shall continue until the earliest to occur of the following events (the “Consulting Period”): (i) the date you terminate the Consulting Relationship for any reason upon written notice to the Company; (ii) the date the Company terminates the Consulting Relationship due to your material breach of this Agreement or any other agreements or policies of the Company, upon written notice to you; or (iii) on December 31, 2008.  In the event that both you and the Company wish to continue the Consulting Relationship beyond the Consulting Period, it will done only by mutual consent in a written amendment to this Agreement signed by both parties.

(b)           Consulting Services.  During the Consulting Period, you agree to provide consulting services to the Company in any area of your experience or expertise at the request of the Chief Technology Officer (“CTO”) of the Company (the “Consulting Services”).  The Consulting Services will include providing engineering advice and operational assistance to the Company.  You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, up to a maximum of 50 hours per month.  You shall exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services.  In addition, you will continue to abide by all of your continuing obligations to the Company, including your obligations under this Agreement and your continuing obligations under your Employee Confidentiality and Non-Solicitation Agreement and Proprietary Information and Inventions Agreement (discussed in Section 9 below).

(c)           Consulting Fees.  During the Consulting Period, you will receive as consulting fees $150.00 per hour for each hour or portion thereof that you actually provide services to the Company (the “Consulting Fees”).  You will submit detailed invoices of your Consulting Services on a monthly basis, and the Company will provide payment of any owed Consulting Fees within fifteen (15) days after receipt of such invoices.  The Company will not withhold from the Consulting Fees any amount for taxes, social security, or other payroll deductions.  The Company will report your Consulting Fees on an IRS Form 1099.  You acknowledge that you will be entirely responsible for payment of any taxes that may be due with regard to the Consulting Fees, and you hereby agree to indemnify and hold harmless the Company from any liability for any taxes that may be assessed by any taxing authority with respect hereto.

(d)           Independent Contractor Relationship.  During the Consulting Period, your Consulting Relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.  Other than as expressly provided in this Agreement, as an independent contractor during the Consulting Period, you will not be entitled to, and will not receive, any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, other than any rights you may otherwise have with respect to such benefits due to your status as a former employee (including your rights to continued group health insurance coverage pursuant to COBRA).

(e)           Restricted Shares.  Pursuant to your May 21, 2007 Employment Agreement (the “Employment Agreement”), the Company’s board of directors approved the award to you of 300,000 shares of restricted common stock of the Company, which as of the Separation Date have vested as to 150,000 shares, with the remaining 150,000 shares unvested.  A certificate evidencing the currently vested 150,000 shares will be issued to you by the Company, subject to appropriate arrangements being made by you to satisfy all applicable Company federal and state income and employment withholding taxes.  As additional consideration for your provision of Consulting Services, the remaining unvested shares of restricted stock (150,000 shares) will vest on October 21, 2008 (the “Vesting Date”), and a certificate evidencing these shares will be issued to you (subject to appropriate arrangements being made by you to satisfy all applicable Company federal and state income and employment withholding taxes), provided that you deliver all requested Consulting Services during the period between the Separation Date and the Vesting Date and otherwise remain in compliance with the terms of this Agreement.  Notwithstanding any provisions in your stock option agreements or the governing stock option plan, all options that you hold to purchase shares of the Company’s common stock shall cease vesting as of the Separation Date.  Your right to exercise your option(s) for any vested shares, and all other rights and obligations with respect to your stock options(s), will be as set forth in your stock option agreement, grant notice and applicable plan documents.

(f)            Expenses.  The Company will reimburse you, pursuant to its regular business practices, for reasonable, documented business expenses incurred in performing the Consulting Services, provided that these expenses are approved in advance by the Company.

(g)           Limitations on Authority.  After the Separation Date, you have no authority to bind the Company to any contractual obligations, whether written, oral or implied without the express authorization of the Chief Executive Officer (“CEO”).  You hereby agree that you will have no responsibilities or authority as a consultant to the Company other than as provided above.  As a consultant, you agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless expressly authorized by the CEO, in writing, to do so.  Access to and use of the Company facilities or equipment to perform the Consulting Services will be coordinated with the CEO.

(h)           Protection of Information.  You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services, except with permission of the CEO.  Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.

(i)            Other Work Activities.  Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company, provided that such other employment, consulting, or work relationships do not interfere with your continuing obligations to the Company or otherwise create a conflict of interest with the Company.  The Company will make reasonable arrangements to enable you to perform the Consulting Services at such times and in such a manner so that it will not interfere with other activities in which you may engage.  In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, before you obtain competitive employment, perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company, and you will obtain the Company’s written consent before engaging in any such competitive activity.  If you engage in such competitive activity without the Company’s express written consent, or otherwise materially breach this Agreement, then, in addition to any other remedies, the Company’s obligation to pay you Consulting Fees will cease immediately, and your shares of restricted Company common stock will not vest after the Separation Date as provided in Section 5(e).

7.            Other Compensation and Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and are not entitled to receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).  You further acknowledge and agree that you are not currently entitled to receive any Change in Control benefits nor shall you be entitled to receive any Change in Control benefits in the future (including without limitation any accelerated vesting of your stock options or restricted stock provided for in your Employment Agreement), notwithstanding your continued service as a consultant.  Any such provisions in your Employment Agreement providing for accelerated vesting of stock options or restricted stock in the event of a Change in Control are hereby superseded and shall have no further force or effect.

8.            Return of Company Property.  On the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, clinical data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, research and development information, contact lists or directories, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree to make a diligent and timely search to locate any such documents, property and information.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, no later than ten (days) following the Separation Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part).  Your timely compliance with this Section 8 is a precondition to your receipt of the Severance Payment.  The Company will provide you with access to its confidential and proprietary information or materials to the extent needed for you to perform your Consulting Services.

9.            Proprietary Information Obligations.  You hereby acknowledge and reaffirm your continuing obligations to the Company under your Employee Confidentiality and Non-Solicitation Agreement and Proprietary Information and Inventions Agreement both during and after the Consulting Period (the “Confidentiality Agreement”).  A copy of the Confidentiality Agreement is attached hereto as Exhibit A for your reference.

10.          Nondisparagement.  You agree not to disparage the Company and its current and former officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that you may respond accurately and fully to any request for information to the extent required by legal process.

12.          No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

13.          Cooperation and Assistance.  You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.  In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

14.          Release of Claims.

(a)           General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Severance Payment and Consulting Relationship, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)           Scope of Release.  The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended) and the California Fair Employment and Housing Act (as amended).

(c)           Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding.  You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

15.          ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (by providing written notice of your revocation to the CEO); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

16.          Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

17.          Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

18.          Dispute Resolution.  To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law exclusively first, by mediation using a mediator mutually selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), and if not thereby resolved, by final, binding and confidential arbitration in San Jose, California conducted before a single arbitrator by JAMS, or its successor, under the then applicable JAMS arbitration rules.  The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

19.          Miscellaneous.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including but not limited to any promises, warranties or representations contained in the Employment Agreement.  This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles.  This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days after your receipt, and then send the fully signed Agreement to the CEO.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

Procera Networks, Inc.

By:	/s/ James Brear
James Brear
Chief Executive Officer

Exhibit A–Confidentiality Agreement

Understood and Agreed:

/s/ David E. Stepner
David E. Stepner

September 18, 2008
Date

Exhibit A

Confidentiality Agreement